LAW OFFICES OF

ERIC P. LITTMAN, P.A.

7695 SW 104TH STREET

OFFICES AT PINECREST

SUITE 210

MIAMI, FL 33156

TELEPHONE :          (305) 663-3333

FACSIMILE :               (305) 668-0003

EMAIL :           Elittman@aol.com

September 13, 2012

Board of Directors

AmbiCom Holdings, Inc.

500 Alder Drive

Milpitas, California 95035

Re: Registration Statement on Form S-1

To Whom It May Concern:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act), for the registration of an aggregate of 20,000,000 shares (the “Shares”) of common stock par value $0.001 per share (the “Common Stock”) of AmbiCom Holdings, Inc., a Nevada corporation (the “Corporation”).

We have acted as special counsel for the Corporation in connection with the registration of the resale of the Shares. We have examined signed copies of the Registration Statement, as amended, to be filed with the Commission. We have also examined and relied upon the minutes of meetings of the Board of Directors of the Corporation as provided to us by the Corporation, the Articles of Incorporation, as amended, By-laws and Resolutions adopted by the Board of Directors of the Corporation, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

Based upon and subject to the foregoing and assuming that there are no changes in the facts as we understand them, we are of the opinion that the Shares to be registered as covered by the Registration Statement, when sold in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect. It is understood that this opinion is as of the date of this letter and we disclaim any undertaking to advise you of changes which thereafter may be brought to our attention.

Please note that we are opining only as to the matters expressly set forth herein and no opinion should be inferred as to any other matters.

The opinions expressed herein above are subject to the following assumptions, limitations, qualifications and exceptions:

(a) Our opinions are limited to the matters expressly set forth herein and to laws and facts existing on the date hereof and no opinion is to be implied or inferred beyond the matters expressly so stated.

(b) Our examination of law relevant to the matters covered by this opinion is limited to the laws of the State of Nevada and the federal law of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction. This opinion is limited to the laws in effect of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the public offering contemplated by the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b) of Regulation S-K under the Securities Act and to the use of our name therein and the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/Eric P. Littman
Eric P. Littman

Eric P. Littman, P.A.